Exhibit 10.17

REVOLVING LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of October 9, 2001, is entered into between World’s Foremost Bank, National Association, a national banking association with its main office located in Sidney, Nebraska (“Borrower”), and Wells Fargo Bank Nebraska, National Association, a national banking association with its main office located in Omaha, Nebraska and its principal lending office under this Agreement in Lincoln, Nebraska (“Bank”).

RECITALS

Bank and Borrower are parties to a “Letter Agreement” dated June 30, 2001, pursuant to which Bank has provided a revolving line of credit to Borrower in the amount of Thirty Million Dollars ($30,000,000), which revolving line of credit matures on September 30, 2001. Bank is willing to provide a revolving loan to Borrower pursuant to the terms set forth in this Loan. Agreement. Cabela’s, Incorporated, a Nebraska corporation (“Guarantor”) has provided an unconditional and unlimited guarantee of the loan made pursuant to the terms of the “Letter Agreement” and will provide an unconditional and unlimited guarantee of the revolving loan to be made pursuant to the terms of this Loan Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Affiliate” when used with reference to any Person, means (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent (5%) or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent (5%) or more of the equity interest), (c) each Person, five percent (5%) or more of the voting stock (or if such Person is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint ventures and partners. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

(b) “Applicable Fee Percentage” means the Applicable Fee Percentage set forth in the table below as in effect: from time to time and determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter and in accordance with the terms of the Cabela’s Credit Agreement (as hereinafter defined), as applicable for the previous four (4) fiscal quarters (adjustments to the Applicable Fee Percentage to become effective as of the first (1st) day of the month to correspond with the adjustments to the Applicable Fee Percentage in effect from time to time pursuant to the terms of the Cabela’s Credit Agreement):

Cash Flow Leverage Ratio	Applicable Fee
Less than or equal to 0.50	0.125%

Greater than 0.50 to 1.00 but less than or equal to 1.00 to 1.00	0.15%

Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	0.175%

Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.20%

Greater than 2.00 to 1.00	0.25%

(c) “Applicable Rate” means the rate per annum quoted from time to time by Bank and agreed to by the Borrower.

(d) “Borrowing” means the borrowing of all Loans from Bank on a given date.

(e) “Borrower’s Credit Card Receivables Delinquency Ratio” means the ratio of Borrower’s Delinquent Credit Card Receivables to Borrower’s Total Available Credit Card Receivables plus Borrower’s Securitized Receivables.

(f) “Borrowing Base” means an amount equal to 90% of the total Eligible Receivables of the Borrower.

(g) “Borrowing Base Certificate” means a certificate in the form of Exhibit B attached hereto executed by an authorized officer of the Borrower.

(h) “Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day on which Bank is authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

(i) “Cabela’s Credit Agreement” means that certain Credit Agreement of even date herewith between Cabela’s Incorporated, Cabela’s Retail, Inc., Van Dyke Supply Company, Inc., Cabela’s Ventures, Inc., Cabela’s Outdoor Adventures, Inc., Cabela’s Catalog, Inc., Cabela’s ‘Wholesale, Inc., Cabela’s Promotions, Inc. and Cabelas.Com, Inc. and U.S. Bank National Association, LaSalle Bank, National Association, First Union National Bank, Comerica Bank, and Bank.

(j) “Call Report” means the quarterly report of income and condition required to be filed by each depository institution with the Federal Deposit Insurance Corporation.

(k) “Cash Flow Leverage Ratio” shall have the same meaning and shall be calculated at all times as defined in the Cabela’s Credit Agreement.

(l) “Closing Date” means the date on which Bank makes the initial Loan under this Agreement which, in any event, shall be on or before September 28, 2001.

(m) “Commitment” means $20,000,000.

(n) “Compliance Certificate” means a certificate in the form of Exhibit C attached hereto, executed by an authorized officer of the Borrower.

(o) “Delinquent Credit Card Receivable” means any credit card receivable which is past due more than sixty (60) days after the original due date.

(p) “Eligible Receivables” means the Borrower’s Total Available Credit Card Receivables exclusive of any Delinquent Credit Card Receivable.

(q) “Governmental Agency” means any federal or state governmental department, commission, board, regulatory authority or agency, including the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation, and collectively the “Governmental Agencies.”

(r) “Hazardous Material” as used herein means any asbestos, polychlorinated byphenyls and petroleum products, solid wastes, urea formaldehyde, discharges of sewer or effluent, paint containing lead and any other hazardous or toxic material, substance or waste which is defined, determined or identified by those or similar terms or is regulated as such under any statute, law, ordinance, rule or regulation or by any local, state or federal authority (whether as the result of any judicial or administrative interpretation of any such statute, law, ordinance, rule or regulation or otherwise) including any material, substance or waste which is a hazardous substance within the meaning of 33 U.S.C. § 1251 et seq., as amended, or 42 U.S.C. §960 1 et seq., as amended, or is a hazardous waste within the meaning of 42 U.S.C. §6901 et seq., as amended.

(s) “Indebtedness” means any of the indebtedness described in this paragraph that is pari passu or senior in terms of repayment obligation to any of the Loans, which indebtedness shall include:

(i) all items arising from the borrowing of money, which according to GAAP now in effect, would be included in determining total liabilities as shown on a balance sheet;

(ii) all indebtedness secured by any lien on property owned by the respective debtor whether or not such indebtedness shall have been assumed;

(iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and

(iv) all other interest bearing obligations evidencing indebtedness to others.

(t) “Knowledge” with respect to:

(i) an individual means that the individual will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii) a Person (other than an individual) means that the Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any rime served, as a director, outside advisor, officer, manager, partner, executor or trustee of the Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(u) “Loan Documents” mean this Agreement, the Note and all other documents and instruments entered into or delivered in connection with or relating to the Loans contemplated by this Agreement.

(v) “Material Adverse Change” means any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower and/or Cabela’s and its Subsidiaries, (b) the ability of the Borrower or Cabela’s or any Subsidiary to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower under any Loan Document, (d) the rights and remedies of the Bank against the Borrower, (e) the timely payment of the principal of and interest on the Loan or other amounts payable by the Borrower hereunder, or (f) the validity of the nature of the obligations of the Borrower and Cabela’s with respect to all of the obligations.

(w) “Maturity Date” means October 9, 2004.

(x) “Net Excess Spread” shall have; the same definition as the Series 2001__ Supplement Dated as of March 23, __001 to Pooling and Servicing Agreement Dated as of March 23, 2001 between World’s Foremost Bank, National Association and U.S. Bank National Association, as in effect on the date of this Agreement.

(y) “Person” means any individual, bank, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or government agency or authority.

(z) “Prime Rate” means the commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing certain loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

(aa) “Securitized Receivables” means credit card receivables held or pledged in trust for the benefit of the Triple A One Funding Corporations securitization transaction or any similar successor securitization transaction.

(bb) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s boar of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of the Owner’s Subsidiaries.

(cc) “Total Available Credit Card Receivables” means the total credit card receivables of Borrower other than Securitized Receivables.

(dd) “Unused Commitment” means as of any date of determination the amount by which the Bank’s Commitment exceeds the principal amount outstanding on the Loan on such date.

(ee) “Well Capitalized” means’ that level of capital required to be maintained by the Borrower to be designated well capitalized under the capital adequacy regulations or guidelines applicable to Borrower from time to time that have been adopted by the Comptroller of the Currency under Section 38 of the Federal Reserve Insurance Act.

Section 1.2. Principles of Construction. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from anal including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority= or instrumentality; (v) unless expressly provided otherwise, indications of time of day mean Lincoln, Nebraska time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) “dollars” or the symbol “$” means United States dollars; (ix) all words used in this Agreement will be construed to he of such gender or number as the circumstances require; and (x) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as applied in the United States in conformity with those used in the preparation of the financial statements of Borrower or Guarantor, as the case may be, referred to in this Agreement (“GAAP”), or applicable banking rules and regulations, as the case may be. All financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.1. The Commitment. Subject to the terms of this Agreement, the Bank agrees to make credit available to the Borrower on or before the Maturity Date in an amount at any one time outstanding not exceeding the lesser of the Borrowing Base or the Commitment.

Section 2.2. The Credit.

Section 2.2.1 Revolving Credit Note. The extension of revolving credit granted hereunder to the Borrower shall be evidenced by a certain Revolving Credit Note (Exhibit “A) which is attached hereto and the terms of which are incorporated by reference herein. Notwithstanding the stated principal amount thereon of Twenty Million Dollars ($20,000,000), the actual balance of principal outstanding may be decreased as a result of payments by the Borrower or increased as a result of further advances of the revolving credit granted hereunder to the Borrower by the Bank; provided, however, that the total outstanding indebtedness of the Borrower hereunder shall at no time exceed the Commitment.

Section 2.2.2 Advances. So long as no Event of Default (as hereinafter defined) has occurred and is continuing, the Borrower shall be entitled to advances on the Loan prior to the Maturity Date. Advances of revolving credit shall be made in multiples of One Thousand Dollars ($1,000). Such subsequent advances shall be subject further, to the condition that the Borrower shall have. delivered to the Bank a current Borrowing Base Certificate, executed as provided for and in accordance with Section 5.2(a)(iv) hereof. Advances shall be made to an account of Borrower maintained with the Bank, such account to be designated by Borrower to Bank from time to time. Except as hereinafter provided the amount of any of the advances made hereunder shall be limited to an amount not exceeding the Borrowing Base. Any request by the Borrower for an advance hereunder shall be in writing or by telephone and must be given so as to be received by the Bank not later than 11:00 a.m. (Lincoln, Nebraska time) on the requested advance date. Each request for an advance hereunder shall be irrevocable and shall be deemed a representation by Borrower that on the requested advance date and after giving effect to the requested advance the applicable conditions specified in Article 3 have been and will be satisfied. A receipt of deposit showing such advance and the new balance shall be furnished to Borrower at the time each advance is made. The deposit of such advance shall constitute acknowledgment by the Borrower of the receipt of such funds and that the amount thus advanced shall be payable on the maturity of the note with interest from the date of advance.

Section 2.2.3 Interest. Interest on advances of revolving credit granted to the Borrower hereunder, and as evidenced by the Revolving Credit Note, shall be computed and paid by the Borrower in accordance with the following:

(a) Rate. Interest shall accrue and be payable on the unpaid principal amount of the Loan at the Applicable Rate. Upon the occurrence of an Event of Default, interest shall accrue and be payable at a rate equal to the higher of (x) the Applicable Rate, plus 2.0% and (y) the Prime Rate, plus 2.0%.

(b) Payment. All interest accrued hereunder shall be due and payable by the Borrower on or before the last day of each calendar month, and at maturity. Interest shall be assessed on the daily outstanding loan balance for the period immediately preceding the day of payment. Interest shall be computed for the actual number of days on a. Three Hundred Sixty (360) day per year basis. Changes in the interest rate charged to and due and payable by the

Borrower shall be adjustable and effective on the day of each Applicable Rate change and the interest rate so established shall be effective until the next change in the Applicable Rate.

Section 2.2.4 Prepayments. In the event that the principal balance of the Revolving Credit shall exceed the Borrowing Base (as shown on the most recent Borrowing Base Certificate) or Twenty Million Dollars ($20,000,000), whichever is less, Borrower shall immediately pay to Bank in reduction of such principal balance an amount equal to the excess principal over the Borrowing Ease or the Commitment, whichever is less, as the case may be.

Section 2.2.5 Maturity of Revolving Credit. The maturity of the revolving credit commitment extended hereunder shall be the Maturity Date

Section 2.3. Expenses. Whether or not any advances on the Loan are made, Borrower shall: (a) pay all reasonable costs and expenses of Bank incident to the transactions contemplated by this Agreement, including all reasonable costs and expenses, incurred in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents, or in connection with any modification, amendment, alteration or enforcement of any terms of the Loan Documents, including Bank’s out of pocket expenses and the charges of and disbursements to counsel retained by Bank; and (b) pay and save Bank and all other holders of any portion of the Note harmless against any and all liability with respect to amounts payable as a result of___(1) any taxes which may be determined to be payable in connection with the execution and delivery of, or any modification, amendment or alteration of, the terms or provisions of any of the Loan Documents; (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes; (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interest or penalties paid by Bank; and (iv) in the event of any prepayment of a Loan on a day which is not the last day of an Interest Period with respect thereto, any loss or expense incurred by Bank arising from interest or fees payable by Bank to obtain the funds necessary to fund or maintain any Loans under this Agreement. The obligations of Borrower under this Section shall survive the repayment in full of the Note.

Section 2.4. Method and Place of Payment. All payments under this Agreement, the Note shall be made to Bank not lager than 12:00 noon on the date when due and shall be made in dollars in immediately available funds at Bank’s Lincoln, Nebraska; office identified in this Agreement. Whenever any payment to be made hereunder or under the Note shall be staged to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Section 2.5. Application of Payments. All payments received by Bank from or on behalf of Borrower shall first be applied to amounts due under Section 2.3, second to accrued interest under the Note, and then to principal amounts outstanding under the Note; provided, however, that after the Maturity Date, or following and during any Default (as defined below), all payments received on account of Borrower’s obligations under this Agreement, the Note and the other Loan Documents shall be applied in whatever order, combination and amounts as Bank, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing from Borrower to Bank.

Section 2.6. Net Payments. All payments made by Borrower hereunder or under the Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of Bank pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office of Bank is located).

Section 2.7. Commitment Fee. The Borrower shall pay the Bank a Commitment Fee in aft amount equal to the product of (i) the Applicable Fee Percentage times (ii) the average daily Unused Commitment for the period from the Closing Date to the Maturity Date. The Commitment Fee shall be payable in arrears monthly on the last day of each month anal on the Maturity Date.

ARTICLE 3

CONDITIONS

Notwithstanding the earlier execution of this Agreement, Bank’s obligation to make any advances on the Loan shall be ‘subject to the performance by Borrower prior to any disbursement hereunder of all of its agreements to be performed under this Agreement and to the satisfaction of the following further conditions precedent:

Section 3.1. Documents. Bank shall have received all of the following documents, each duly executed and dated the date of this Agreement, in form and substance reasonably satisfactory to Bank and its counsel:

(a) the Note;

(b) the Guaranty, in the form of Exhibit D attached hereto, executed by Guarantor;

(c) a copy of the articles of organization of Borrower certified as of a recent date by the Comptroller of the Currency;

(d) a certificate of existence for Borrower issued as of a recent date by the Comptroller of the Currency;

(e) a certificate of existence for Guarantor issued as of a recent date by the Secretary of State of the State of Nebraska;

(f) copies certified by an authorized officer of Borrower of all documents evidencing any necessary corporate action, consents and approvals of any Governmental Agency with respect to this Agreement, the Note and any other Loan Document;

(g) copies certified by an authorized officer of Guarantor of all documents evidencing any necessary corporate action, consents and approvals of any Governmental Agency with respect to this Agreement, the Note and any other Loan Document;

(h) an incumbency certificate of an authorized officer of Borrower certifying the names of the officers of Borrower authorized to sign this Agreement, the Guaranty and any other Loan Documents (and Bank may conclusively rely on such certificates until formally advised by a like certificate of any changes therein);

(i) an incumbency certificate of an authorized officer of Guarantor certifying the names of the officers of Guarantor authorized to sign this Agreement, the Note, any Notice of Borrowing and any other Loan Documents (and Bank may conclusively rely on such certificates until formally advised by a like certificate of any changes therein);

(j) a certificate signed by an authorized officer of Borrower certifying that the conditions specified in this Article have been satisfied.

(k) the Borrower shall have requested Koley Jessen, P.C., counsel for the Borrower and the Guarantor, to prepare a written opinion, addressed to the Bank and dated the Closing Date, covering the matters set forth in Exhibit E hereto, and such opinion shall have been delivered’, to the Bank.

Section 3.2. Other Conditions of Borrowing. Notwithstanding any other provision of this Agreement, the obligation of Bank to make any advance on the Loan shall further be subject to satisfaction of the following conditions:

(a) between the date of this Agreement and the date of any advance on the Loan, there shall not have occurred, in Bank’s reasonable discretion, a Material Adverse Change in the financial condition or affairs of Borrower or Guarantor;

(b) no Event of Default, nor any other event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default, shall have occurred, and all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representation and warranties had been made on and as of the date of such advance;

(c) all necessary or appropriate actions and proceedings shall have been taken in connection with, or relating to the transactions contemplated by this Agreement, and all of the Loan Documents shall have been completed and tendered for delivery, in substance and form reasonably satisfactory to Bank;

(d) The Cabela’s Credit Agreement shall have been executed by the parties thereto and the loans provided for therein shall have been funded and there shall exist no default as defined in the Cabela’s Credit Agreement. The Cabela’s Credit Agreement shall provide for a revolving line of credit in favor of Guarantor which shall’ at all times provide a liquidity reserve in the amount of $10,000,000 which shall be available exclusively for deposit into Borrower and for no other purpose.

(e) Bank shall have received in substance and form reasonably satisfactory to Bank, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are required by this Agreement, or which it may reasonably request, including a current Borrowing Base Certificate and a Compliance Certificate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce Bank to enter into this Agreement, and to make the Loan, Borrower makes the following representations, warranties and agreements as of the date of this Agreement, which shall survive the execution and delivery of this Agreement arid the Note and the making of such Loan:

Section 4.1. Organization of Borrower. Borrower: (a) is a duly organized and validly existing national banking association in good standing under the laws of the United States; (b) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted; and (c) is duly qualified as a foreign bank or corporation and in good standing in all states in which it is doing business, except where it is not required to qualify or where the failure to so qualify would not constitute a Material Adverse Change with respect to its business. Borrower has made payment of all franchise and similar taxes in the State of Nebraska, and in all of the jurisdictions in which it is qualified to do business, in so far as such taxes are due and payable at the date of this Agreement. Borrower has no subsidiaries.

Section 4.2. Organization of Guarantor. Guarantor: (a) is a duly organized and validly existing corporation in good standing under the laws of the State of Nebraska; (b) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted; and (c) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business, except where it is not required to qualify or inhere the failure to so qualify would not constitute a Material Adverse Change with respect to its business. Guarantor has made payment of all franchise and similar taxes in the state of Nebraska, and in all of the jurisdictions in which it is qualified to do business, in so far as ____ taxes are due and payable at the date of this Agreement. Schedule 4.2 is a true and complete list of all of Guarantor’s Subsidiaries, each Subsidiary’s state of incorporation, and percentage of each Subsidiary’s capital stock owned by one of Guarantor’s Subsidiaries.

Section 4.3. Legal and Authorized. The borrowing of the principal amounts of the Loan, the execution and performance of this Agreement, the Note and the other Loan Documents and compliance by Borrower and Guarantor with all of the provisions of this Agreement and of the other Loan Documents are within the statutory powers of Borrower and Guarantor, respectively, as applicable to each. Each of this Agreement, the Note and the other Loan Documents has been duly authorized, executed and delivered and is the legal, valid and binding obligation of Borrower and Guarantor, respectively, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 4.4. Use of Proceeds.

(a) The proceeds of the Loan shall be used by Borrower for the purpose of financing Borrower’s credit card receivables.

(b) Borrower will not use any part of the proceeds of the Loan: (i) directly or indirectly to purchase or carry any security or reduce or retire any indebtedness originally incurred to purchase any such security within the meaning of Regulation G of the Federal Reserve; or (ii) so as to involve Borrower in a violation of Regulation T, U or X of the Federal Reserve.

(c) Borrower shall not use any proceeds from any Loan to pay any interest or principal due to Bank under the Loan.

Section 4.5. Financial Statements. Borrower has delivered to Bank copies of:

(a) Borrower’s unaudited balance sheet as of August 31, 2001; and

(b) Borrower’s Call Reports as of March 31, 2001 and June 30,

Taken together, the financial statements described in clauses (a) and (b) above (collectively, the “Financial Statements”), fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of Borrower at the respective dates of, and for the periods referred to in, the Financial Statements. The financial statements described in clauses (a) and (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year end audit adjustments (which changes in the aggregate would not reasonably be expected to have a material adverse effect on Borrower on a consolidated basis). Since the organization of the Borrower, there has been no Material Adverse Change in the financial condition, business, properties or operations of Borrower. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower, in accordance with GAAP or applicable banking rules and regulations, as the case may be. Neither Borrower nor or any of its Subsidiaries has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Financial Statements.

Section 4.6. Title to Properties.

(a) Borrower has good and marketable fee title to all real property, and good and marketable title to all other property and assets reflected in the latest balance sheet for Borrower that is included as part of the Financial Statements or purported to have been acquired by Borrower subsequent to such dates, except property and assets sold or otherwise; disposed of subsequent to the date of such balance sheet in the ordinary course of business. Except as disclosed in the Financial Statements, all material property and assets of any kind (real or personal, tangible or intangible) of Borrower are free from any material liens, encumbrances or defects in title, other than the Securitized Receivables.

(b) None of the assets or property the value of which is reflected in the latest balance sheets that are included as part of the Financial Statements is held by Borrower as lessee under any lease, or as conditional vendee under any conditional sales contract or other title retention agreement. Borrower enjoys peaceful and undisturbed possession under all of the material leases under which they are operating, all of which permit the customary operations of Borrower. More of such leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any such lease.

Section 4.7. No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Loan Documents, or by Guarantor of the Guaranty?, nor compliance by any of them, respectively, with the terms and provisions hereof or thereof: (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality; (b) will conflict or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Borrower, Guarantor or any of Guarantor’s Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, lean agreement or any other agreement, contract or instrument to which the Borrower or Guarantor or any of Guarantor’s Subsidiaries is a party or by which any of them or any of their respective property or assets is bound or to .which they may be subject; or (c) will violate any provision of the articles of association or bylaws of Borrower or the organizational documents, charter or bylaws of Guarantor or any of Guarantor’s Subsidiaries. None of the Borrower, Guarantor or any of Guarantor’s Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower, Guarantor or any of Guarantor’s Subsidiaries is a party or by «which any of the foregoing or its respective properties may be bound or affected, which would have a material adverse effect on the financial condition and operations of the Borrower, Guarantor or any of Guarantor’s Subsidiaries.

Section 4.8. Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Note or any of the other Loan Documents; or (b) the legality, validity, binding effect or enforceability of any of the Loan Documents, including the Guaranty.

Section 4.9. Taxes. Each of Borrower, Guarantor and Guarantor’s Subsidiaries has filed and will continue to file all tax returns required to be filed by them and has paid and will pay all income taxes payable by them which have become due pursuant to such tax returns and all other taxes and assessments payable by them which have became due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of Borrower, Guarantor and Guarantor’s Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Borrower has no Knowledge of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of the Borrower, Guarantor or any of Guarantor’s Subsidiaries.

Section 4.10. Compliance with Law. Each of Borrower, Guarantor and Guarantor’s Subsidiaries is and will continue to be in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including ..applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, constitute a Material Adverse Change in the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower, Guarantor or any of Guarantor’s Subsidiaries.

Section 4.11. Employee Benefit Plans. All employee benefit plans, as defined in Section 3(3) of the Employee Retirement: Income Security Act of 1974, as amended (“ERISA”), established or maintained by Borrower, Guarantor or any of Guarantor’s Subsidiaries or to which any of them contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non discrimination requirements in effect) of the Internal Revenue Code of 1986, as amended (the “Code”), for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non compliance with the Code and ERISA is material if such non compliance would reasonably be expected to be a Material Adverse Change in the financial condition, assets or business of Borrower, Guarantor or any of Guarantor’s Subsidiaries. No such employee benefit plan has, or at the time of any Loan will have, any amount of unfunded benefit liabilities (as defined in

Section 4001(a)(18) of ERISA) for which Borrower, Guarantor or any of Guarantor’s Subsidiaries would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the date hereof or as of the date of such Loan, which amounts would be material to Borrower, Guarantor or any of Guarantor’s Subsidiaries. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to Borrower, Guarantor or any of Guarantor’s Subsidiaries under Title IV of ERISA relating to any such employee benefit plan that is a multi employer plan if any such plan were terminated or if Borrower, Guarantor or any of Guarantor’s Subsidiaries withdrew from any such plan as of the date hereof or as of the date of any Loan.

Section 4.12. No Material Adverse Change. Since August 31, 2001, none of the business, operations, properties or assets of the Borrower, Guarantor or any of Guarantor’s Subsidiaries has suffered a Material Adverse Change.

Section 4.13. Regulatory Enforcement Actions. None of the Borrower, Guarantor or any of Guarantor’s Subsidiaries, nor any of the trustee, managers, officers or directors or any of them, is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor to Borrower’s Knowledge are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

Section 4.14. Hazardous Materials. To Borrower’s or Guarantor’s Knowledge, none of the Borrower, Guarantor or any of Guarantor’s Subsidiaries is in violation of any applicable statute, regulation, ordinance or policy of any governmental entity relating to the ecology, human health, safety or the environment and no Hazardous Material (as defined above) is located on any real property owned or leased by the Borrower, Guarantor or any of Guarantor’s Subsidiaries or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) owned or leased by the Borrower, Guarantor or any of Guarantor’s Subsidiaries or the aquifer underlying any real property owned or leased by the Borrower, Guarantor or any of Guarantor’s Subsidiaries, which could reasonably be expected to constitute a Material Adverse Change with respect to Borrower, Guarantor or any of Guarantor’s Subsidiaries.

Section 4.15. Pending Litigation. Except as set forth on Schedule 4.15, there are no actions, suits, proceedings or written agreements pending, or, to Borrower’s or Guarantor’s Knowledge, threatened or proposed, against any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries at lain or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign that if adversely determined would be a Material Adverse Change with respect to any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries; and none of the Borrower, Guarantor or any of Guarantor’s Subsidiaries is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.

Section 4.16. Investment Company Act. None of the Borrower, Guarantor or any of Guarantor’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.17. No Misstatement of Material Fact. No information, exhibit, report or document furnished by Borrower or Guarantor to Bank in connection with the negotiation or execution of this Agreement or any of the other Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading, all as of the date when furnished to Bank.

Section 4.18. Survival of Representations and Warranties. The foregoing representations and warranties in this Article shall survive the making of this Agreement, and execution and delivery of the Note, and shall be deemed to be continuing representations and warranties until such time as Borrower has satisfied all of its obligations to Bank, including the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement and the Note.

ARTICLE 5

COVENANTS

Section 5.1. Negative Covenants. Borrower agrees that until it satisfies all of its obligations to Bank, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note and the other Loan Documents, it shall not take any of the following actions without the prior written consent of Bank, which consent shall not be unreasonably withheld.

(a) Borrowing. Borrower will not create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than that represented by this Agreement and the Revolving Note, provided, however, that the foregoing shall not restrict nor operate to prevent:

(i) contingent obligations incurred with respect to the endorsement of instruments for deposit or collection in the ordinary course of business;

(ii) indebtedness of Borrower for deposits and other similar transactions entered into by Borrower in the ordinary course of its banking business;

(iii) inter company receivables and payables for services performed by or for Borrower with Guarantor or Guarantor’s Subsidiaries in the ordinary course of business;

(iv) any inter company advances between WFB and Guarantor; and

(v) purchase money Indebtedness secured by a lien on the purchased asset as described in Section 5.1(b)(v).

(b) Encumbrances. Borrower will not directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on any of its assets, excepting only liens existing on the date hereof as shown on the Financial Statements, provided, however, that the foregoing shall not restrict nor operate to prevent:

(i) liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taffies, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which Borrower is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(ii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(iii) liens to secure public funds or other pledges of funds required by law to secure deposits;

(iv) utility easements, building, restrictions and such other encumbrances or charges against real property as Eire of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same on interfere with the use thereof in the business of Borrower; and

(v) liens securing purchase money Indebtedness of the Borrower in an aggregate amount not to exceed One Million Dollars ($1,000,000) on any date of determination.

(c) Business. Borrower will not engage in any business or activity not permitted by all applicable laws and regulations.

(d) Loans. Borrower will not make any loans or advances whether secured or unsecured to any Person other than (i) credit card loans or advances made in the ordinary course of its business and in accordance with applicable laws and regulations and safe and sound business practices, and (ii) intercompany receivables and payables for services performed by or for Borrower with Guarantor or Guarantor’s Subsidiaries in the ordinary course of business.

(e) Capital Stock. Borrower will not redeem any of its capital stock or other equity securities or otherwise reduce its outstanding capital stock.

(f) Unsafe and Unsound Practices. Borrower will not engage in any unsafe or unsound business practice that would reasonably be expected to result in a Material Adverse Change.

(g) Breach of Agreements. Borrower will not breach or fail to perform or observe any of the terms and conditions of this Agreement, the Note or any other document or agreement entered into or delivered in connection with, or relating to, the Loans.

(h) Violation of Law. Borrower will not commit any material violation of any law or regulation, or any condition imposed by or undertaking provided to any Government Agency.

(i) Dividends. Borrower will not pay any cash dividends on Borrower’s outstanding stock unless such payment is in compliance with all rules and regulations of all Governmental Agencies applicable to the Borrower and unless Borrower is in compliance with all provisions of the Agreement immediately before and after the payment of such dividends.

Section 5.2. Affirmative Covenants. Borrower agrees that until it satisfies all of its obligations to Bank, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note and the other Loan Document,, it observe and perform all of the following.

(a) Financial and Other Reports. Borrower will cause to be furnished and delivered to Bank:

(i) as soon as available and in any event within forty five (45) days after the end of each month, unaudited statements of income for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, and a balance sheet of Borrower as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the Treasurer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year end audit adjustments as to the interim statements).

(ii) as soon as practicable, and in no event later than forty-five (45) days after the end of each of Borrower’s fiscal quarters, a copy of all financial statements for such quarter, including all Call Reports, filed by Borrower with any state or federal bank regulatory authority;

(iii) as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each of Borrower’s fiscal years, a copy of: Guarantor’s consolidated and consolidating balance sheets as of the end of such year and Guarantor’s consolidated and consolidating income statements for the year then ended audited by independent certified public accountants satisfactory to Bank and accompanied by an unqualified opinion;

(iv) on the date of each Advance a Borrowing Base Certificate as of the close of business of the day immediately preceding the date of such Advance, which Certificate shall be certified as accurate by a responsible officer of Borrower;

(v) immediately after receiving Knowledge thereof, notice of all charges, assessments, actions, suits and proceedings that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with the Borrower, Guarantor or any of Guarantor’s Subsidiaries, other than ordinary course of business litigation not involving the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”) or any other Government Agency, which, if adversely decided, would not constitute a Material Adverse Change in the financial condition or operations of the Borrower, Guarantor or any of Guarantor’s Subsidiaries; and

(vi) promptly after the occurrence thereof, notice of any other matter which has resulted in a Material Adverse Change in the financial condition or operations of the Borrower, Guarantor or any of Guarantor’s Subsidiaries.

(b) Financial Requirements. Borrower shall comply with the following financial covenants at each fiscal quarter end unless otherwise specified, computed in accordance with generally accepted accounting principles consistently applied.

(i) Well Capitalized. Borrower shall be Well Capitalized.

(ii) Delinquency Rates. Borrower’s Credit Card Receivables Delinquency Ratio shall be maintained at less than three percent (3%).

(iii) Net Excess Spread. Borrower shall maintain a Net Excess Spread of three percent (3%) or greater.

(iv) Deposit Account. Borrower shall at all times maintain at least one depository account with Bank.

(v) Payout. The Loan shall be paid in full for five business days, which need not be consecutive business days, during each calendar month.

(c) Compliance Certificate. Borrower shall, within forty’ five (45) days after the end of each calendar quarter, cause to be delivered to Bank a Compliance Certificate signed by the Treasurer of Borrower.

(d) Taxes. Borrower shall promptly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon the Borrower upon the income, profits, or property of the Borrower, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Borrower; provided, however, that Borrower shall not be required to pay or cause to be paid any such tax, assessment, charge or claim, so long as the validity thereof is being contested in good faith by appropriate proceedings, and reserves therefor are maintained on the books of Borrower, as are deemed reasonably adequate by Bank.

(e) Maintenance of Existence. Borrower shall maintain its own existence and good standing and cause each of its Subsidiaries, if any, to maintain their corporate existence and good standing in all jurisdictions in which it or they are doing business, except where such qualification is not required or where the failure to so qualify would not be a Material Adverse Change in its or their business.

(f) Insurance. Borrower shall maintain or cause to be maintained bonds and insurance for each of Borrower with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which Borrower operates, and such additional bonds and insurance as may be reasonably required by Bank.

(g) Governmental Filings. Borrower shall file or cause to be filed in a timely manner all filings of it with all Governmental Agencies and cause such filings to be true and correct in all material respects.

(h) Books and Records. Borrower shall maintain or cause to be maintained its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with any legal requirements.

(i) Compliance. Borrower shall comply with each federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, principle of common law, regulation or statute applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in such full compliance would reasonably be expected to be a Material Adverse Change in its financial condition or operations.

(j) Inspection. Borrow shall permit Bank through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower at such times and as often as Bank reasonably may request.

(k) Information. Borrower shall provide promptly to Bank other information concerning the business, operations, financial condition and regulatory status of Borrower, as Bank may from time to time reasonably request.

ARTICLE 6

DEFAULT

Section 6.1. Default. The happening or occurrence of any of the following events or acts shall each constitute a default hereunder (an “Event of Default”), and any such Event of Default shall also constitute; an Event of Default under the Note (or any replacement or substitute note therefor) and any other Loan Document, without right to notice or time to cure in favor of Borrower except as indicated below.

(a) Non Payment. Borrower shall fail to make any payment of principal or interest on any Loan or any other payment required under the terms of the Loan Documents when due and such payment remains unpaid for ten (10) days after the due date thereof.

(b) Non Performance. Borrower shall fail to perform or observe any covenants or obligations under this Agreement, other than those set forth in the immediately preceding subsection, and including all affirmative and negative covenants set forth in this Agreement, or under any of the other Loan Documents, and any of the same remains uncured for thirty (30) days after any officer of Borrower or after any executive officer of Guarantor knows or should have known of such failure.

(c) Default Under Cabela’s Credit Agreement. There shall occur any Default as defined in the Cabela’s Credit Agreement and such Default remains uncured beyond any applicable grace period provided in the Cabela’s Credit Agreement, unless such Default is waived by vote of the lending banks pursuant to and in accordance with the Cabela’s Credit Agreement.

(d) Default Under Securitization Agreement. There shall occur any default as defined in any agreement whereby Borrower has securitized any of Borrower’s Credit Card Receivables and such default remains uncured beyond any applicable grace period provided in such securitization agreement.

(e) Misrepresentation. Any material representation or warranty made in any of the Loan Documents is false when made or, for whatever reason, becomes false or inaccurate at any time during the term of this Agreement, including at the time of the Loan and any advance on the Loan, and the same remains uncured for thirty (30) days after any officer of Borrower or any executive officer of Guarantor knows or should have known of such false or inaccurate representation or warranty.

(f) Enforceability. Any of the Loan Documents becomes void or unenforceable in whole or in part.

(g) Change in Control. Prior to the Maturity Date there is a change in the ownership or control (by merger, purchase, consolidation or otherwise) of the issued and outstanding voting stock of Borrower that would be required under applicable law to be the subject of any filing with any Government Agency.

(h) Governmental Actions. The Comptroller of the Currency, Federal Reserve, the FDIC or other Governmental Agency charged with the regulation of Borrower:

(i) Issues to Borrower, Guarantor or any of Guarantor’s Subsidiaries, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower, Guarantor or any of Guarantor’s Subsidiaries, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by Borrower or the payments of any debt by Borrower, restrictions that make the payment of dividends by Borrower or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or

(ii) issues to any officer or director of Borrower, Guarantor or any of Guarantor’s Subsidiaries, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order or the assessment of civil monetary penalties;

(i) Troubled Condition. Borrower is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 183 ii and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Borrower.

(j) Insolvency. The Borrower, Guarantor or any of Guarantor’s Subsidiaries becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business, or if a trustee of any substantial part of the assets of any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries is applied for or appointed, and if appointed in a proceeding brought against any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries, such Borrower, Guarantor or any of Guarantor’s Subsidiaries, respectively, by any action or failure to act indicates its approval of, consent to or acquiescence in such appointment, or within thirty (30) days such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

(k) Bankruptcy. Any proceedings involving any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries are commenced by or against any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and if such proceedings are instituted against any of the Borrower, Guarantor or any of Guarantor’s Subsidiaries, such Borrower, Guarantor or any of Guarantor’s Subsidiaries, respectively, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within thirty (30) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

(l) Other Defaults. The Borrower, Guarantor or any of Guarantor’s Subsidiaries defaults or continues to be in default in any payment of principal or interest for any other obligation, or in the performance of any other term, condition or covenant contained in any agreement (including an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, where the aggregate consolidated liability of such Borrower, Guarantor or any such Subsidiary thereunder is in excess of One Hundred Thousand, Dollars ($100,000) as it relates to the Borrower and Five Hundred Thousand ($500,000) as it relates to the Guarantor or any of Guarantor’s Subsidiaries, other than the Borrower.

Section 6.2. Remedies of Bank. Upon the occurrence of an Event of Default, Bank shall have all rights and remedies provided by applicable law and, without limiting the generality of the foregoing, ‘May, at its option, declare its commitments under the Loan Documents to be terminated and the Note shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in the Note to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of any amounts due under this Agreement and the Note, any indebtedness of Bank to Borrower however, created or arising.

Section 6.3. Special Acceleration. Notwithstanding anything contained herein to the contrary, upon the payment of all amounts due to U.S. Bank National Association and the Banks from Guarantor under the terms of the Cabela’s Credit Agreement, or upon termination of that Agreement for any reason, Bank may, at its option, declare its commitments under the Loan Documents to be terminated and the Note shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in the Note to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of any amounts due under this Agreement and the Note any indebtedness of Bank to Borrower however created or arising.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Waiver by Bank. No failure or delay on the part of Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, Power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Time is of the essence in the performance of the covenants, agreements and obligations of Borrower and Bank.

Section 7.2. Entire Agreement; Modification of the Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties and supersedes all prior agreements between Bank and Borrower with respect to the subject matter hereof. No amendment, modification, termination or waiver of any provision in this Agreement or the Note, or consent to any departure by Borrower therefrom, shall be effective except for the specific purpose for which given and only then if in writing and signed by the party intending to be bound. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 7.3. Notices. All notices, requests, demands and other communications provided for hereunder shall be: (a) in writing; (b) made in one of the following manners; and (c) deemed given (i) if and when personally delivered, (ii) on the next business day if sent by nationally recognized overnight courier addressed to the appropriate party as set forth below or (iii) on the fifth business day after being deposited in United States certified or registered mail, and addressed as follows:

(a)	If to Borrower:

World’s Foremost Bank, N.A.

One Cabela Drive

Sidney, Nebraska 69160

Attn: Mr. Ralph Castner

with a copy to:

World’s Foremost Bank, N.A.

One Cabela Drive

Sidney, Nebraska 69160

Attn: Mr. David Roehr

with a copy to:

Michael M. Hupp, Esq.

Koley Jessen P.C.

1125 South 103rd Street, Suite 800

Omaha, Nebraska 68124-1079

(b)	If to Bank:

Wells Fargo Bank Nebraska, National Association

Wells Fargo Center

1248 “O” Street

Lincoln, Nebraska 68508

Attention: Mr. Bill Weber

or, as to each party, at such other address as shall be designated by such party in a notice to each other party complying as to delivery with the terms of this subsection.

Section 7.4. Counterparts. This Agreement may be executed in any number of counterparts anal by different parties hereto in separate counterparts each of which when so, constitute but one and the same instrument.

Section 7.5. Successors and Assigns. This Agreement shall become effective when it shall have been executed by Borrower and Bank and thereafter shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, provided, that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank, which consent may be given or denied in Bank’s sole and absolute discretion.

Section 7.6. Jurisdiction; Service of Process; Waiver. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT, LINCOLN, NEBRASKA. THE LOANS PROVIDED FOR HEREIN ARE TO BE FUNDED AND REPAID AT, AND THIS AGREEMENT IS OTHERWISE TO BE PERFORMED AT, LINCOLN, NEBRASKA AND THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAUDS OF THE STATE OF NEBRASKA WITHOUT REFERENCE TO:

(a) ITS JUDICIALLY OR STATUTORILY PRONOUNCED RULES REGARDING CONFLICT OF LAWS OR CHOICE OF LAW; (b) WHERE ANY OTHER AGREEMENT IS EXECUTED OR DELIVERED; (c) WHERE ANY PAYMENT OR OTHER PERFORMANCE REQUIRED BY ANY SUCH AGREEMENT IS MADE OR REQUIRED TO BE MADE; (d) WHERE ANY BREACH OF ANY PROVISION OF ANY SUCH AGREEMENT OCCURS, OR ANY CAUSE OF ACTION OTHERWISE ACCRUES; (e) WHERE ANY ACTION OR OTHER PROCEEDING IS INSTITUTED OR PENDING; (f) THE NATIONALITY, CITIZENSHIP, DOMICILE, PRINCIPAL PLACE OF BUSINESS, OR JURISDICTION OR ORGANIZATION OR DOMESTICATION OF ANY PARTY; (g)

WHETHER THE LAWS OF THE FORUM JURISDICTION OTHERWISE WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEBRASKA; OR (h) ANY COMBINATION OF THE FOREGOING. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER RECOGNIZES THAT BANK’S PRINCIPAL OFFICE IS LOCATED IN OMAHA, NEBRASKA, AND THAT BANK MAY BE IRREPARABLY HARMED IF REQUIRED TO INSTITUTE OR DEFEND ANY ACTIONS AGAINST BORROWER IN ANY JURISDICTION OTHER THAN THE DISTRICT OF NEBRASKA OR LANCASTER COUNTY, NEBRASKA; THEREFORE, BORROWER IRREVOCABLY: (i) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING TO THE LOANS OR ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE DISTRICT OF NEBRASKA, IF FEDERAL JURISDICTION IS AVAILABLE, AND, OTHERWISE, IN THE DISTRICT COURT OF LANCASTER COUNTY, AT BANK’S OPTION; (ii) Consents TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (iii) WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT; AND (iv) AGREES TO JOIN BANK IN ANY PETITION FOR REMOVAL TO EITHER SUCH COURT BROUGHT BY BANK. BORROWER WAIVES TRIAL BY JURY AND ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF BANK TO SERVE. LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 7.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

Section 7.8. Survival of Representations and Warranties. All covenants, agreements, representations and warranties made by Borrower or Guarantor herein shall, notwithstanding any investigation by or Knowledge on the part of Bank, be deemed material and relied on by Bank and shall survive the making of this Agreement, and execution and delivery of the Note, and shall be deemed to be continuing representations and warranties until such time as Borrower has satisfied all of its obligations to Bank, including the obligation to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement and the Note.

Section 7.9. Extensions and Renewals. This Agreement shall govern the terms of any extensions or renewals to the Note, subject to any additional terms and conditions imposed by Bank in connection with any such extension or renewal.

Section 7.10. Participations; Assignments. Bank reserves the right to sell participations in the Loan and otherwise assign, transfer or hypothecate all or any part of the Loan along with the corresponding rights in the Loan Documents. Bank is authorized by Borrower and Guarantor to disclose information about it and its Subsidiaries to prospective participants and assignees.

Section 7.11. Additional Actions. Borrower agrees to do such further acts and things and to execute and deliver to Bank such additional assignments, agreements, powers and instruments, as Bank may reasonably require or deem advisable to carry into effect the purposes of this Agreement, the Note or any other agreement or instrument in connection herewith.

Section 7.12. Indemnification. The Borrower and Guarantor jointly and severally hereby agree to defend, protect, indemnify and hold harmless the Bank and its respective Affiliates and the directors, officers, employees, attorneys and agents of the Bank and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that neither the Borrower nor the Guarantor shall be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Maturity Date or the date of payment in full of the Indebtedness, including specifically Indebtedness arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower or Guarantor may otherwise have. Without prejudice to the survival of any other obligation of the Borrower or Guarantor hereunder the indemnities and obligations of the

Borrower and Guarantor contained in this Section shall survive the payment in full of the other Indebtedness.

Section 7.13. Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 7.14. Borrower and Guarantor Acknowledgments. The Borrower and the Guarantor each hereby acknowledge that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) the Bank has no fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Bank, and (d) the Bank does not undertake any responsibility to such Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WORLD’S FOREMOST BANK, NATIONAL ASSOCIATION		WELLS FARGO BANK NEBRASKA, NATIONAL ASSOCIATION

By:	/s/ Ralph Castner	By:	/s/ Bill Weber

Its:	Treasurer	Its:	Vice President